EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8, Registration Statement Number 33-53715 on Form S-8, Registration Statement Number 333-11604 on Form S-8 (as amended), and Registration Statement Number 333-121860 on Form S-8, of our reports dated July 17, 2012 with respect to the consolidated financial statements of Texas Industries, Inc. and subsidiaries and the effectiveness of Texas Industries, Inc. and subsidiaries’ internal control over financial reporting included in this Annual Report (Form 10-K) for the year ended May 31, 2012.

/s/ Ernst & Young LLP

Ft. Worth, Texas

July 17, 2012